COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar amounts in thousands)


                                                     For the six months ended
                                                            June 30,
                                                         2000         1999
---------------------------------------------------------------------------

EARNINGS
Pre-tax income                                         $22,546     $19,528
Fixed charges                                            6,589       6,492
                                                       -------     -------
Total(a)                                               $29,135     $26,020
                                                       =======     =======
FIXED CHARGES
Interest expense and amortization of debt discount
    and premium on all indebtedness                    $ 6,041     $ 6,082
Interest portion of rental expenses                        548         410
                                                       -------     -------
Total fixed charges(b)                                 $ 6,589     $ 6,492
                                                       =======     =======

Ratio of earnings to fixed charges(a)/(b)                 4.4x        4.0x
                                                       =======     =======